UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2006

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1261 Hawk’s Flight Court El Dorado Hills, California	95762
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 933-7000

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement

On May 12, 2006, NutraCea (“NutraCea or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with a private placement of its securities to certain accredited investors for aggregate gross proceeds of approximately $17,560,000 million (approximately $16,180,000 million after estimated offering expenses). Pursuant to the Purchase Agreement, the investors purchased an aggregate of 17,560 shares of Series C Convertible Preferred Stock of the Company (the “Preferred Shares”) at a price of $1,000.00 per share. The Preferred Shares can be converted to shares of NutraCea common stock at a conversion rate of approximately 1,176 shares of common stock for each Preferred Share issued in the transaction. The Preferred Shares are subject to the terms and conditions of the Certificate of Determination, Preferences and Rights of Series C Preferred Stock. Additionally, the investors were issued warrants (the “Warrants”) to purchase an aggregate of 10,329,412 shares of NutraCea common stock at an exercise price of $1.35 per share. The Warrants have a term of five years and are immediately exercisable.

Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission within 30 days of the closing of the transaction covering the possible resale from time to time in the future of the shares of common stock underlying the Preferred Shares and the Warrants. The Registration Rights Agreement provides for certain payments by the Company to the investors if the registration statement is not filed or does not become effective before dates specified in that agreement. Each of the Company and the investors has agreed to indemnify the other party and certain affiliates against certain liability related to the registration statement.

Halpern Capital, Inc. acted as advisor and placement agent for the financing and received a customary fee based on aggregate gross proceeds received from the investors and a warrant to purchase 500,000 shares of the Company’s common stock at an exercise price per share of $1.35.

The foregoing summary of the terms and conditions of the Purchase Agreement, the Registration Rights Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents attached as Exhibits hereto, and which are hereby incorporated herein by reference.

Item 3.02	Recent Sales of Unregistered Securities

Issuance of Preferred Shares and Warrants was completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended ("Securities Act") and/or Section 4(2) of the Securities Act. Each of the investors represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(a)	Exhibits.

3.1	Certificate of Determination, Preferences and Rights of Series C Convertible Preferred Stock.
4.1	Form of Warrant.
10.1	Securities Purchase Agreement, dated May 12, 2006, by and among NutraCea and the investors named therein.
10.2	Registration Rights Agreement, dated May 12, 2006, by and among NutraCea and the investors named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: May 15, 2006	By:	/s/ Todd C. Crow
Todd C. Crow
Chief Financial Officer
(Duly Authorized Officer)